Exhibit 3.1

SEVENTH AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

New Ruipeng Pet Group Inc.

adopted by special resolutions passed on September 10, 2021

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (as amended)

Company Limited by Shares

SEVENTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

New Ruipeng Pet Group Inc.

adopted by special resolutions passed on September 10, 2021

1.	The name of the Company is New Ruipeng Pet Group Inc..

2.	The Registered Office of the Company shall be at the offices of Citco Fund Services (Cayman Islands) Limited of 89 Nexus Way, Camana Bay; PO Box 31106, George Town, Grand Cayman, KY1-1205, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a) (i) To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii) To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b) To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$50,000.00 divided into 50,000,000,000 shares, comprising of 47,847,597,810 Class A Ordinary Shares of a nominal or par value of US$0.000001 each, and 2,152,402,190 Class B Ordinary Shares, which are redeemable, of a nominal or par value of US$0.000001 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (as amended)

Company Limited by Shares

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

New Ruipeng Pet Group Inc.

adopted by special resolutions passed on September 10, 2021

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means the Seventh Amended and Restated Articles of Association of the Company as originally framed or as from time to time altered by Special Resolution, and shall include Schedule A hereto.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Company”	means the above named Company.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonus.

“fully paid”	shall bear the meaning as ascribed to it in the Statute.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“paid-up”	means paid-up and/or credited as paid-up.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	means either a Class A Ordinary Share (as defined in Schedule A hereto), or a Class B Ordinary Share (as defined in Schedule A hereto), and a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.

The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

3A. In the event of any conflict or inconsistency between any of the provisions of these Articles (other than Schedule A hereto) and the provisions in Schedule A hereto, the provisions in Schedule A hereto shall prevail.

CERTIFICATES FOR SHARES

4.

Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

Each certificate representing the shares shall bear legends substantially in the following form (in addition to any legend required under the laws of Cayman Islands):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 25, 2020 AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to Schedule A hereto, the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof. Any sale, assigning or other transfer or disposal of shares shall be made in accordance to the Shareholders Agreement (as defined in Schedule A hereto) and the Articles (including the Schedule A hereto).

9.	The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provision in these Articles (including Schedule A hereto) or the Shareholders Agreement (as defined in Schedule A hereto). If the Directors refuse to register a transfer they shall notify the transferee within twenty (20) business days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor. The Directors shall promptly register any transfer of shares that complies with these Articles and the Shareholders Agreement (as defined in Schedule A hereto).

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that: (i) registration of transfers may not be suspended for any transfer of shares made in compliance with Schedule A hereto and the Shareholders Agreement (as defined in Schedule A hereto); and (ii) such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

11.	(a) Subject to Schedule A hereto, the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine and the rights attaching to any issued shares may, subject to the provisions of these Articles (including Schedule A hereto), by Special Resolution, be varied so as to provide that such shares are to be or are liable to be so redeemed, subject to and except for any redemption pursuant to the terms of Section 3.8 of Schedule A hereto (which may not be varied by Special Resolution).

(b) Subject to Schedule A hereto, the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting (unless the redemption is in respect of the Class B Ordinary Shares in accordance with the provisions of Schedule A hereto), and may make payment therefor in any manner authorised by the Statute, including out of capital and provided that the Company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the Company other than shares held as treasury shares (unless the redemption is in respect of the Class B Ordinary Shares in accordance with the provisions of Schedule A hereto).

12.	Subject to the provisions of these Articles, the manner and any of the terms of any such redemption or purchase of shares may be determined by either the Company by ordinary resolution.

TREASURY SHARES

13.	The Company may, subject to the provisions of the Statute, acquire, hold and dispose of its own shares as treasury shares.

VARIATION OF RIGHTS OF SHARES

14.

In addition to Schedule A hereto and notwithstanding anything to the contrary provided in these Articles, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of more than 90% of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class by the holders of more than 90% of the issued shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one or more person holding or representing by proxy at least 50% of the issued shares of that class and that any holder of shares of that class present in person or by proxy may demand a poll. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the third day at the same time and place and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the holders of the shares of that class present shall be a quorum, provided that no business other than those set forth in the notice for such meeting shall be transacted at the adjourned meeting.

15.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

17.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.	The Company shall have a first and paramount lien and charge on all shares (not being a fully paid-up share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

19.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22.	(a) The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine (provided that the Director appointed by the Member whose shares are subject to such call shall abstain from all discussions and voting of the Directors in relation to such call). A call may be made payable by instalments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed (provided that the Director appointed by the Member whose shares are subject to such call shall not be entitled to vote on such resolution, and a simple majority of the remaining Directors shall have the power and authority to pass such a resolution).

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

	(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors (excluding the Director(s) appointed by the Member whose shares are subject to the forfeiture hereunder) may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

	(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors (excluding the Director(s) appointed by the Member whose shares are subject to the forfeiture hereunder) to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

	(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors (excluding the Director(s) appointed by the Member whose shares are subject to the forfeiture hereunder) think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors (excluding the Director(s) appointed by the Member whose shares are subject to the forfeiture hereunder) think fit.

28.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33.	(a) Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b) If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

35.	(a)	Subject to and in so far as permitted by the provisions of the Statute and the provisions in Schedule A hereto, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv) cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

	(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

	(c)	Subject to the provisions of the Statute and Schedule A hereto, the Company may by Special Resolution change its name or alter its objects.

	(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute and these Articles (including Schedule A hereto), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

	(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

38.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39.	(a)	Subject to Schedule A hereto, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

	(b)	At these meetings the report of the Directors (if any) shall be presented.

40.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

	(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered or principal office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

	(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

	(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.	At least twenty (20) days’ prior written notice shall be given of an annual general meeting and at least fifteen (15) days’ prior written notice shall be given of any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; provided that a general meeting of the Company may be convened on a shorter written notice period if it is so agreed by the Members entitled to attend and vote thereat or their proxies holding not less than two-thirds (2/3) of the issued and outstanding shares of the Company (or their proxies) (including at least a majority of the then outstanding Class B Ordinary Shares).

42.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; one or more Members present in person or by proxy holding at least fifty percent (50%) of the issued and outstanding shares of the Company shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

44.	A resolution (including a Special Resolution and an ordinary resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

46.	The chairman of the general meeting shall be elected pursuant to Schedule A hereto.

47.	If at any general meeting no Director is willing to act as chairman of the general meeting or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the general meeting.

48.	The chairman of the general meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided by way of poll.

50.	[reserved]

51.	[reserved]

52.	The result of the poll shall be deemed to be the resolution of the general meeting.

53.	[reserved]

54.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

55.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

56.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	On a poll votes may be given either personally or by proxy.

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.	Subject to the provisions in Schedule A hereto, there shall be a Board of Directors consisting of not less than one or more than ten persons (exclusive of alternate Directors).

68.	Subject to these Articles (including Schedule A hereto), the remuneration to be paid to the Directors shall be such remuneration as the Members shall determine. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including Schedule A hereto), the Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

69.	The Members may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

70.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

71.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

72.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

73.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

75.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 74 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

76.	Subject to the provisions in Schedule A hereto and the exception contained in Article 84, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

77.	Subject to the provisions in Schedule A hereto, the business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

78.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.	The Directors shall cause minutes to be made in books provided for the purpose:

	(a)	of all appointments of officers made by the Directors;

	(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

	(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

81.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.	Subject to these Articles (including Schedule A hereto), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.	(a)	Subject to the provisions of Schedule A hereto, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

	(b)	Subject to these Articles (including Schedule A hereto), the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

	(c)	Subject to these Articles (including Schedule A hereto), the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

	(d)	Subject to these Articles (including Schedule A hereto), any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84.	Subject to these Articles (including Schedule A hereto), the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

85.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86.	Except as otherwise provided by these Articles (including the provisions in Schedule A hereto), the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Except as otherwise provided by these Articles (including the provisions in Schedule A hereto), questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors , the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have no second or casting vote.

87.	Subject to the provisions in Schedule A hereto, a Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least ten day notice in writing to every Director and alternate Director and Observer (as defined in Schedule A hereto) which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) and the Observers either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors and the Observers or transmitting organisation as the case may be. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88.	The quorum necessary for the transaction of the business of the Directors shall be as stated in Schedule A hereto, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

89.	Subject to these Articles (including Schedule A hereto), the continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

90.	The Chairman of the Company shall be elected in accordance with Schedule A hereto. If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

91.	Subject to these Articles (including Schedule A hereto), the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	Subject to these Articles (including Schedule A hereto), a committee may meet and adjourn as it thinks proper. Questions arising at any meeting of a committee shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have no second or casting vote.

93.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

94.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

95.	(a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR
96.	The office of a Director shall be vacated:

(a) if he gives notice in writing to the Company that he resigns the office of Director or being removed pursuant to the provisions in Schedule A hereto;

(b) if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c) if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d) if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS
97.	Subject to the provisions in Schedule A hereto, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

98.	Subject to the provisions in Schedule A hereto, the Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT
99.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL
100.	(a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

(d) A document to be executed as a Deed shall be executed by a Director or other person authorised by the Directors for that purpose.

OFFICERS
101.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE
102.	Subject to the Members’ approval and other applicable requirements in Schedule A hereto and the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor. Except for distribution expressly contemplated under Schedule A hereto (including Section 3.6, Section 3.8 and Section 5 therein), all dividends and distributions on shares of the Company shall be made to all holders of shares on a pro-rata basis based on their respective shareholding in the Company.

103.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.	Subject to Schedule A hereto, no dividend or distribution shall bear interest against the Company.

CAPITALISATION
110.	Subject to the provisions of Schedule A hereto, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT
111.	The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b) all sales and purchases of goods by the Company;

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.	Subject to Schedule A hereto, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting or in accordance with these Articles (including Schedule A hereto).

113.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT
114.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

115.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

116.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

117.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES
118.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

119.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

120.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

121.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP
123.	Subject to Schedule A hereto, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

124.	Subject to Schedule A hereto, if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively, and if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY
125.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR
126.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES
127.	Subject to the Statute and these Articles (including Schedule A hereto), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION
128.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Schedule A

This Schedule A forms part of these Articles. In the event of any inconsistency between the provisions set out in this Schedule A and other provisions of the Memorandum and these Articles, the provisions set out in this Schedule A shall prevail.

Any reference to a “Section” in this Schedule A is a reference to a section of this Schedule A, unless otherwise expressly stated.

1. Definition

In addition to the words and expressions defined elsewhere in these Articles, the following terms shall have the meanings ascribed to them below in this Schedule A:

“Affiliate” means (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; and (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by such Person, or a Relative of such Person or any other Person that directly or indirectly Controlled by a Relative of such Person.

“Applicable Law(s)”, or “Law(s)” means, with respect to any Person, any public, effective and applicable treaties, laws, administrative regulations, local regulations, rules, judicial interpretations, judgment, rulings, arbitral awards and other administrative, normative documents which are binding upon such Person or the asset(s) of such Person.

“Asset” means any tangible or intangible asset, right and privilege of any nature (including rights relating to the Intellectual Property).

“Board” or “Board of Directors” means the board of directors of the Company.

“Boehringer Ingelheim” means Boehringer Ingelheim Animal Health Participations GmbH, together with its permitted transferees, assignees and successors.

“Business Day” means any day that is not a Saturday, a Sunday, a public holiday or a day on which date commercial banks in the PRC, Cayman Islands or Hong Kong Special Administrative Region are closed.

“CG Fund” means CG Partners Opportunity Fund SP2, a segregated portfolio of CG Partners Fund SPC, together with its permitted transferees, assignees and successors.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value US$0.000001 each, with the rights and privileges as set forth in these Articles and the Shareholders Agreement.

“Class B Ordinary Shares” means the Class B Ordinary Shares of the Company, which are redeemable, par value US$0.000001 each, with the rights and privileges as set forth in these Articles and the Shareholders Agreement. For purposes of this Schedule A, any reference to the number or percentage of “outstanding Class B Ordinary Shares” or “Class B Ordinary Shares” shall also include the Warrant Shares assuming full exercise of the CLASS B Warrants.

“Class B Ordinary SPA” means the Class B Ordinary Share and Warrant Purchase Agreement entered into by and among the Company, Boehringer Ingelheim, Tencent, Snow Lake China Master Fund, Ltd., Snow Lake Asia Master Fund Limited and certain other parties named therein on September 8, 2020, as amended and restated from time to time.

“Class B Ordinary Closing Date” means “Closing Date” as defined in section 2.1 of the Class B Ordinary SPA.

Schedule A -1

“Class B Ordinary Members” means the holders of Class B Ordinary Shares, and a Class B Ordinary Member means any of them.

“Class B Ordinary Share Issue Price” means US$0.32521803, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to such a Class B Ordinary Share.

“CLASS B Warrant” shall bear the meaning set forth in section 4.2(b)(ii) of the Class B Ordinary SPA.

“Competitor” means any entity that directly or indirectly competes with the Main Business of any Group Company, or any third party identified by the Board as having direct or indirect competition with the Main Business.

“Control” of a given Person means (i) holding 50% or more of the issued shares, other equity interest or registered capital of that Person or (ii) the power or authority, to determine the management and policies of such Person, whether through the ownership of more than fifty percent (50%) voting right of that Person, through the voting proxy of more than fifty percent (50%) voting right of that Person, through the power to control the composition of a majority of the board of directors of such Person or through contractual arrangement or other means; the term “Person” in this definition does not refer to a natural person.

“Deemed Liquidation Event” means: (a) any transaction, whether by sale, lease, transfer, assignment or other means, pursuant to or as a result of which all or substantially all of the Assets of the Group Companies are disposed; (b) any transaction, whether by sale, association, consolidation, restructuring, merger or amalgamation, pursuant to or as a result of which the existing shareholders of the Company immediately before the consummation of such transaction do not retain more than fifty percent (50%) of the voting rights immediately after such transaction; or (c) the exclusive licensing of all or substantially all of the Intellectual Property of the Group Companies to a third party.

“Equity Securities” means, with respect to a Person, any equity interest, shares, preference shares, shareholder interest, partnership interest, registered capital interest, joint venture interest and any other ownership interest, and any option, warrant, or other right or securities which can be directly or indirectly converted into or are exercisable or exchangeable for any of the foregoing. Any “equity interest” or “equity securities” of a Person shall include the Equity Securities unless otherwise it becomes illogical to interpret within the context. For the purpose of this definition, a Person does not include a natural person.

“Gracious Rhythm” means GRACIOUS RHYTHM LIMITED (尚韵有限公司), together with its permitted transferees, assignees and successors.

“Group Companies” or “Group” shall bear the meaning of “Group Companies” as set forth in the Class B Ordinary SPA, and a “Group Company” shall mean any of the Group Companies.

“ Hillhouse” means HH Skyfield Holdings Inc., HCBN Investment Holdings, Ltd. and 天津高瓴诺远企业管理咨询合伙企业（有限合伙）, collectively; and “Hillhouse Chairman” shall bear the meaning as set forth in Section 2.2(ii) hereof.

“Identified Competitor” means any Person which operates under any brand set forth in Schedule V of the Shareholders Agreement, which list shall not exceed ten (10) brands and may be updated once in every twelve (12) consecutive months (provided that : (i) such update shall be made in good faith and shall only include a brand whose primary business is in material competition with the Group’s Main Business, and (ii) the list shall not include any Class B Ordinary Member or its Affiliates for so long as such Class B Ordinary Member or Affiliate does not hold more than twenty percent (20%) in any brand or Person whose primary business is in material competition with the Group’s Main Business), as notified by the Board to the Members in writing.

Schedule A -2

“Intellectual Property” means patents, trademarks, service logos, registration designs, domain names, utility models, copyrights, inventions, confidential information, trade secrets, proprietary production processes and equipment, brand names, database rights, trade names, other similar rights and any of the above interests (whether registered or not) in any country, and shall include the application of granting any of the above-mentioned items and the right to apply for them in any part of the world.

“IPO” means an initial public offering of the ordinary shares of the Company.

“Liquidation Event” means any of the following events: (i) a liquidation, dissolution or winding up of the Company and/or its Subsidiaries; provided that a liquidation, dissolution or winding up of the Subsidiaries of the Company shall constitute a Liquidation Event only when the number of branches and Subsidiaries of the Company that have been liquidated, dissolved or wound up during a financial year exceeds 10% of the total number of branches and Subsidiaries of the Company at the end of the previous financial year or (ii) any Deemed Liquidation Event.

“Main Business” means the business conducted by the Group Companies, being animal hospital, animal grooming, sale of animal food and products, and other pet-related businesses, including but not limited to the internet, software development, education and training, supply chain, media, etc.

“Major Subsidiaries” has the meaning ascribed thereto in the Shareholders Agreement.

“Original Closing Date” means December 3, 2019.

“Person” means any individual, company, corporation, partnership, trust, government, department or agency of government, or other entity.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Qualified IPO” shall bear the meanings as set forth in the Shareholders Agreement.

“Related Party Transaction” means a dealing or transaction between any of the Group Companies, on one side, and any shareholder, director, Key Employees (as defined in the Class B Ordinary SPA) or Ruipeng Management Members of any Group Company or any Affiliate(s) of the foregoing (excluding a Group Company), on the other side.

“Relative” means a husband, wife and husband’s or wife’s father, mother, grandparent, son, daughter, grandchild, brother, sister, uncle, auntie, nephew, niece, or grand grandparent.

“Relevant Purchased Shares Closing Date” means “Closing Date” as defined in (i) the share purchase agreement entered into by and among CG Fund, the Company, RP Rui You Enterprise Management Company Limited, RP Chen Rui Enterprise Management Company Limited, RP Peng Cheng Enterprise Management Company Limited, RP Sheng Peng Enterprise Management Company Limited, RP Ye Bei Enterprise Management Company Limited, Leap Eternity Enterprise Management Company Limited, Great Dream Of Veterinarian Management Limited, Vet Harvest Enterprise Management Company Limited, Vet Time Enterprise Management Company Limited, Jing An Holdings Limited, AnAn Brothers Holdings Limited, Aino Family Holding Limited, Aino Brothers Holding Limited, Cloudpet Holdings Limited and Puppytown Holdings Limited dated as of January 22, 2021 (the “Management SPA”), (ii) the share purchase agreement entered into by and among CG Fund, the Company and Goldenway Capital Management Limited dated as of January 22, 2021 (the “Goldenway SPA”), (iii) the share purchase agreement entered into by and among Gracious Rhythm, the Company and天津高瓴诺远企业管理咨询合伙企业（有限合伙）(“Tianjin Nuoyuan”) dated as of January 21, 2021 (the “Nuoyuan SPA”), (iv)the warrant purchase agreement entered into by and among Gracious Rhythm, the Company and Tianjin Nuoyuan dated as of January 21, 2021 (the “Nuoyuan WPA”), and/or (v) the share purchase agreement entered into by and among CG Fund, the Company and HCBN Investment Holdings, Ltd. dated as of January 22, 2021 (the “HCBN SPA”), as the case may be.

Schedule A -3

“Restructuring Framework Agreement” means the agreement entered into by and among certain holders of Class A Ordinary Shares and/or their Affiliates and other parties thereto on January 23, 2019, a copy of which is attached to the Shareholders Agreement as Exhibit A.

“RMB” means the lawful currency of PRC.

“Ruipeng” means New Ruipeng Pet Healthcare Group Co., Ltd.(新瑞鹏宠物医疗集团有限公司).

“Ruipeng Chairman” shall bear the meaning as set forth in Section 2.2(ii) hereof.

“Ruipeng Management Members” means collectively Peng Yonghe (彭永鹤), Liu Lang (刘朗), Zhang Yanzhong (张延忠), Zhang Wei (张微),Wang Liesheng (王烈胜), Dong Yi (董轶), Mao Junfu (毛军福), Wei Rensheng (魏仁生) and Li Wanbang (李万邦).

“Ruipeng Investor Members” means, collectively, Goldenway Capital Management Limited, PD Company Limited, HAO’s Holdings, Inc., Bing Xiao Enterprise Management Company Limited, 北京阳光融汇医疗健康产业成长投资管理中心(有限合伙), 深圳市达晨创联股权投资基金合伙企业( 有限合伙), 深圳市达晨创丰股权投资企业(有限合伙), ACE ELEMENT VENTURES LIMITED, 新希望医疗健康南京投资中心(有限合伙), 融汇瑞嘉（天津）资产管理合伙企业（有限合伙）, Jin Rui Investment Co. Limited, 惠每康承（天津）企业管理咨询合伙企业（有限合伙） and any permitted assign of the foregoing accepted by Hillhouse and Ruipeng Management Members as a Ruipeng Investor Member, and a “Ruipeng Investor Member” shall mean any of them.

“Ruipeng Members” means, collectively, RP Chen Rui Enterprise Management Company Limited, RP Rui You Enterprise Management Company Limited, RP Ye Bei Enterprise Management Company Limited, Vet Leap Eternity Limited, Vet Great Dream Limited, RP Sheng Peng Enterprise Management Company Limited, RP Peng Cheng Enterprise Management Company Limited, Vet Harvest Enterprise Management Company Limited, Vet Time Enterprise Management Company Limited, RP Pulse Holdings Limited, RP Passion Enterprise Management Company Limited, Ruipeng Management Members and any permitted assign of the foregoing accepted by Hillhouse and Ruipeng Management Members as a Ruipeng Member, and a “Ruipeng Member” shall mean any of them. For avoidance of doubt, as Leap Eternity Enterprise Management Company Limited transferred all the Shares held by it in the Company to Vet Leap Eternity Limited, and Great Dream Of Veterinarian Management Limited transferred all the Shares held by it in the Company to Vet Great Dream Limited,Vet Leap Eternity Limited and Vet Great Dream Limited shall enjoy all the rights and assume all the obligations of Leap Eternity Enterprise Management Company Limited and Great Dream Of Veterinarian Management Limited respectively under the sixth Amended and Restated Memorandum and Articles of Association of the Company.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement entered into by and among the Company, Boehringer Ingelheim, Tencent, Snow Lake China Master Fund, Ltd., Snow Lake Asia Master Fund Limited and certain other Members, the Ruipeng Management Members and certain other parties named therein, dated September 25, 2020, as amended and restated from time to time.

“Skyfield Minority Members” means, collectively, Jing An Holdings Limited, AnAn Brothers Holdings Limited, Vet Aino Family Limited, Aino Brothers Holding Limited, Cloudpet Holdings Limited, Puppytown Holdings Limited and the direct and/or indirect shareholders of the aforementioned entities and any permitted assign of the foregoing accepted by Hillhouse and Ruipeng Management Members as a Skyfield Minority Member, and a “Skyfield Minority Member” shall mean any of them. For avoidance of doubt, as Aino Family Holding Limited transferred all the Shares held by it in the Company to Vet Aino Family Limited, Vet Aino Family Limited shall enjoy all the rights and assume all the obligations of Aino Family Holding Limited under the sixth Amended and Restated Memorandum and Articles of Association of the Company.

Schedule A -4

“Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any Person (excluding natural persons) which the specified Person, directly or indirectly, owns or Controls.

“Tencent” means Tencent Mobility Limited.

“Tencent Competitors” means the Persons whose names are listed in Schedule IV of the Shareholders Agreement.

“Transaction Documents” shall bear the meaning as set forth in section 4.4 of the Class B Ordinary SPA.

“Warrants” shall bear the meaning as set forth in section 4.2(b)(ii) of the Class B Ordinary SPA and the Shareholders Agreement.

2. Corporate Governance.

2.1 General Meetings

(i) All Members (for the purpose of this Schedule A, any reference to the “Members” shall also include the holders of the Warrants and any reference to the “voting” or “votes” of the Members shall also include the votes of the holders of the Warrants as if the Warrants have been fully exercised) shall via a general meeting, vote for or against the following actions:

(a) approval of the management strategy and investment plan of the Company;

(b) appointment and removal of directors of the Board (except for removal of directors by the Board in accordance with Section 2.3) and approval of such directors’ remuneration;

(c) approval of Board reports;

(d) approval of the profit distribution plan and loss compensation plan of the Company;

(e) alternation of the authorized share capital of the Company, issuance or redemption of any Equity Securities of the Company;

(f) the issuance of any debt securities of the Group in a single transaction (for the avoidance of doubt, a series of related transactions shall be regarded as a single transaction, the same applies below) or a series of transactions within any twelve (12) consecutive months, the issuance amount of which exceeds RMB500,000,000 (whether in one or multiple issuances);

(g) merger, division, dissolution, liquidation or change of any form of the Company;

(h) any amendments of these Articles;

(i) any IPO plans of the Company;

(j) any external loans or other contingent indebtedness of the Group in a single transaction or a series of transactions within any twelve (12) consecutive months, the amount of which exceeds RMB500,000,000 individually or in the aggregate except for any internal financings among the Group Companies or bank credit facilities;

(k) any external guarantees, indebtedness and/or contingent liabilities provided by the Group in a single transaction or a series of transactions within any twelve (12) consecutive months, the amount of which exceeds RMB50,000,000 individually or in the aggregate except for those guarantees provided by a Group Company to another Group Company and guarantees provided to a Group Company for debts that have been pre-approved according to Section 2.1(i)(j);

Schedule A -5

(l) any Transfer of material Assets or Equity Securities by the Group that is either: (i) in a single transaction, the consideration of which exceeds RMB 50,000,000, or (ii) in transactions within any twelve (12) consecutive months, the consideration of which exceeds RMB200,000,000;

(m) any acquisition, purchase or subscription of material Assets or Equity Securities by the Group that is either: (i) in a single transaction, the consideration of which exceeds RMB300,000,000, or (ii) in transactions within any twelve (12) consecutive months, the consideration of which exceeds RMB500,000,000;

(n) any Related Party Transactions of the Group, the consideration of which exceeds RMB10,000,000 in a single transaction or a series of transactions within any twelve (12) consecutive months except for cash donations received by the Group or guarantees provided by the counter-parties of the Related Party Transactions;

(o) any Group’s expenditure, the aggregate amount of which exceeds RMB150,000,000 in a single transaction or a series of transactions within any twelve (12) consecutive months, unless otherwise approved in the Group’s duly approved and adopted annual budget plan. For the avoidance of doubt, any acquisition of, subscription for or purchase of the material Assets or Equity Securities by the Group Company shall be subject to Section 2.1(i)(m), Sections 2.2(iii)(q) and 2.4(iv)(e);

(p) approval of the Company’s share incentive plan; and

(q) approval of any other matters that requires Members’ approval under the Applicable Laws, the Shareholders Agreement and these Articles.

(ii) Each Member (including his proxy) of the Company may exercise such Member’s voting right based on the number of the Shares such Member holds. One Share shall carry one (1) vote. If the number of Shares held by Hillhouse exceeds the aggregate number of Shares held, directly or indirectly, by Ruipeng Members, then Hillhouse hereby irrevocably and unconditionally agrees to vote in the manner that is consistent with the direction of Ruipeng Members with respect to the exceeding part of the Shares, without prejudice to the interests of other Members. This voting restriction shall terminate upon the consummation of the Company’s Qualified IPO. The Ruipeng Members and the Ruipeng Management Members hereby, irrevocably and unconditionally, agree and covenant with the other Members that Peng Yonghe (彭永鹤) is hereby expressly authorized by the Ruipeng Members and the Ruipeng Management Members to take any and all actions as he thinks fit in his absolute discretion on behalf of the Ruipeng Members and the Ruipeng Management Members with respect to any and all matters that are required to be considered or decided by the Ruipeng Members and/or the Ruipeng Management Members hereunder, including without limitation matters that are subject to consent, voting, agreement, determination and/or like actions by the Ruipeng Members and/or the Ruipeng Management Members. Any decision made, or action taken, by Peng Yonghe (彭永鹤) pursuant to the foregoing sentence shall be binding on the Ruipeng Members and the Ruipeng Management Members and such decision or action may be relied upon by the other Members for the purpose of these Articles.

(iii) When any Related Party Transaction is being discussed at the general meeting, Members that are involved in that Related Party Transaction are not entitled to vote and the number of Shares held by such Members shall not be counted when calculating the total number of voting Shares. For avoidance of doubt, such Member shall be counted towards the quorum of the general meeting.

(iv) The general meeting may pass an ordinary resolution or a special resolution. An ordinary resolution of the Company (“Ordinary Resolution”) means a resolution of a duly constituted general meeting of the Company that is both (i) passed by Members representing a simple majority of the total votes of Members entitled to vote at the general meeting, either in person or by proxy, and (ii) with consent from both Hillhouse (or its Affiliates) and Ruipeng Management Members. A special resolution of the Company (“Special Resolution”) means a resolution of a duly constituted general meeting of the Company that is both (i) passed by Members representing at least 2/3 of the total votes of Members entitled to vote at the general meeting, either in person or by proxy, and (ii) with consent from both Hillhouse (or its Affiliates) and Ruipeng Management Members. For the avoidance of doubt, subject to the Statue, matters set out in paragraphs (e), (g) and (h) of Section 2.1(i) of this Schedule A shall be approved by a Special Resolution and all other matters set out in Section 2.1(i) shall be approved by an Ordinary Resolution.

Schedule A -6

(v) Unless otherwise provided herein, the general meeting shall be chaired by each Co-Chairman in turn. Peng Yonghe as the Ruipeng Chairman may chair the very first general meeting of the Company and Hillhouse Chairman may chair the next one. In case one Co-Chairman is unable to chair the general meeting when he shall be in charge, the other Co-Chairman may chair the meeting. In case where neither of the Co-Chairmen is able to performs his duty, the general meeting shall be chaired by a director who is recommended by a simple majority of the Board. If a general meeting is called by the Members, the chairman of such general meeting shall be determined by those Members who called the meeting.

2.2 Board of Directors.

(i) The Company shall have a Board consisting of ten (10) directors. Such directors shall be elected or replaced by the general meeting of the Company.

(a) Hillhouse shall have the right to appoint four (4) directors (for the avoidance of doubt, in case of any disagreement among those four (4) directors, the opinion of the Co-Chairman appointed by Hillhouse shall be the final decision).

(b) Ruipeng Management Members shall have the right to appoint four (4) directors.

(c) 深圳市达晨创联股权投资基金合伙企业( 有限合伙) (“Dachen Chuanglian”) and 北京阳光融汇医疗健康产业成长投资管理中心（有限合伙） (“Beijing Yangguang”), respectively, shall each have the right to appoint one (1) director, provided that Dachen Chuanglian and Beijing Yangguang shall cease to have such appointment right if their respective number of Shares in the Company on any date following the Original Closing Date are less than seventy percent (70%) of their respective number of Shares held in the Company on the Original Closing Date, and Dachen Chuanglian and Beijing Yangguang shall procure that all the directors appointed by them resign from the Board and the size of the Board shall be decreased accordingly.

Each Class B Ordinary Member who has invested not less than US$100,000,000 on the Class B Ordinary Closing Date shall each have the right to appoint one (1) observer (each, an “Observer”); provided that such Class B Ordinary Member’s right to appoint an Observer shall terminate when it no longer holds at least sixty-seven percent (67%) of the Class B Ordinary Shares it purchased on the Class B Ordinary Closing Date. The Company shall invite and allow each Observer to attend (in a nonvoting capacity), participate and speak at all meetings of its board of directors (and its sub-committees) and shall give each Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that with respect to any business relationship between the Company and Boehringer Ingelheim, the Observer appointed by Boehringer Ingelheim shall not participate in such parts of Board meetings in respect of which the agenda provides for a discussion of, or decision on, the business relationship with Boehringer Ingelheim (including without limitation, extension, termination or prolongation) and such Observer appointed by Boehringer Ingelheim shall not receive any information shared with Board members related to such agenda item.

The Board, acting in good faith and upon advice of legal counsel, reserves the right to withhold any information and to exclude any member of the Board or Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel with respect to matters between the Company and the relevant Member appointing such member of the Board or Observer.

Each of the Members covenants that it shall or make its Affiliates to, take all actions permitted by Applicable Laws, including but not limited to elect or remove those directors so designated or removed by such Members as stated above. The term of office for each director shall be three (3) years and every director may be re-appointed, unless such director is removed by the Member who appoints him/her or resigns from his/her office.

Schedule A -7

Each Member who has the right to appoint a director or Observer of the Company shall procure that the director or Observer appointed by such Member comply with the obligations set forth under Section 7.3 of the Shareholders Agreement.

(ii) The Company adopts a co-chairman system, pursuant to which Ruipeng Management Members shall designate one (1) director appointed by them as chairman (initially to be Peng Yonghe, “Ruipeng Chairman”) and Hillhouse may designate one (1) director appointed by them as chairman (“Hillhouse Chairman”, who shall be a partner or other senior manager at the same level in Hillhouse, together with the Ruipeng Chairman, the “Co-Chairmen”, or each a “Co- Chairman”). But for the purpose of filing with Government Authority, the chairman of the Company submitted to the Government Authority shall be the Ruipeng Chairman, i.e., initially, Peng Yonghe.

(iii) The Board is responsible to the Members and has without prejudice to Section 2.1(i) the power of taking the following actions:

(a) calling a general meeting and report to the general meeting about its work;

(b) implementing resolutions of a general meeting;

(c) adopting detailed business and investment plans of the Group in accordance with business and investment strategies approved by the general meeting;

(d) drafting the profit distribution plan and the loss compensation plan of the Company;

(e) adopting merger, division, dissolution, liquidation or change of any forms of New Ruipeng Pet Healthcare Group Co., Ltd.( 新瑞鹏宠物医疗集团有限公司), Yunchong (Beijing) Animal Hospital Technology Co., Limited (云宠(北京)动物医疗科技有限公司), Shanghai Anan Pet Co., Limited (上海安安宠物有限公司), Shanghai Ce Er Xing Management and Consulting Co., Limited (上海策而行企业管理咨询有限公司) or Qingdao Ainuo Animal Hospital Management Co., Limited (青岛爱诺动物医院管理有限公司) (collectively, the “Branding Platform Companies”);

(f) drafting the plans of merger, division, dissolution, liquidation or change of any forms of the Company;

(g) drafting the plans of the decrease or increase of the authorized share capital of the Company, issuance or redemption of the Equity Securities of the Company;

(h) approving the increase or decrease of the authorized share capital/issued share capital of such Branding Platform Company whose net assets value reaches RMB10,000,000 or more, or approving the issuance or redemption of any Equity Securities of such Branding Platform Companies;

(i) any Group Company’s issuance of any debt securities: in a single transaction or a series of transactions within any twelve (12) consecutive months, the consideration of which does not exceed RMB500,000,000 (whether in one or multiple issuances);

(j) approving the annual budget plan and annual accounting plan of the Group;

(k) approving any Group Company’s change of the Main Business, entry into a new business or exit from the current business;

Schedule A -8

(l) approving the remuneration, reward and/or penalization of the CEO, vice CEO, CFO and other Senior Management Personnel (each as defined below) of the Company; removal of directors in accordance with Section 2.3;

(m) approving the remuneration policy of the Group;

(n) approving provision of any external loan or other contingent indebtedness of the Group in a single transaction or a series of transactions within any twelve (12) consecutive months, the consideration of which reaches RMB20,000,000 or more but below RMB500,000,000 individually or in the aggregate except for any internal financings among the Group Companies or bank credit facilities;

(o) approving any external guarantees, indebtedness or other contingent liabilities of the Group in a single transaction or a series of transactions within any twelve (12) consecutive months, the amount of which does not exceed RMB50,000,000 individually or in the aggregate, except for any internal guarantees among the Group Companies or guarantees provided for any Group Companies for any pre-approved loans;

(p) approving the Group’s Transfer of material Assets or Equity Securities in a single transaction, the consideration of which reaches RMB20,000,000 or more but does not exceed RMB50,000,000 or in a series of transactions within any twelve (12) consecutive months, the consideration of which reaches RMB30,000,000 or more but does not exceed RMB200,000,000;

(q) approving the acquisition of, subscription for or purchase of the material Assets or Equity Securities by the Group in a single transaction the consideration of which reaches RMB50,000,000 or more but does not exceed RMB300,000,000 or in a series of transactions within any twelve (12) consecutive months, the consideration of which reaches RMB50,000,000 or more but does not exceed RMB500,000,000；

(r) approving the Related Party Transaction of the Group (other than that the Group receives cash or that the Group accepts a security created in favor of the Group by the counterparty in a Related Party Transaction) in a single transaction or a series of transactions within any twelve (12) consecutive months, the consideration of which does not exceed RMB10,000,000;

(s) any expenditure (other than those approved in the Group’s duly approved and adopted annual budget plan) in a single transaction or a series of transactions within any twelve (12) consecutive months, the aggregate consideration of which reaches RMB 20,000,000 or more but does not exceed RMB150,000,000;

(t) approving the share incentive plan of the Subsidiaries of the Company;

(u) approving the provision of any gifts or charitable donations to a third party by any Group Company in single tranche or tranches within any twelve (12) consecutive months, the amount of which reaches RMB 2,000,000 or more;

(v) reviewing the work report from CEO of the Company and inspect his work;

(w) settlement of any litigation, arbitration or other disputes involving any Group Companies, the amount of which reaches RMB 2,000,000 or more;

(x) recommending the Company’s the place of IPO, the stock exchange, the listing valuation, the amount of funds to be raised, the sponsor/ underwriter, etc.;

(y) drafting of the investment and financing management policies; and

(z) any other matters that require the Board’s approval under the Applicable Laws and these Articles, or matters that are not stipulated under the power of scope of general meeting and the CEO.

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2.3 Board Meetings. A quorum for a Board meeting shall be more than half of the total number of directors. Each director shall have one vote. A resolution at a Board meeting shall be decided by a simple majority of the directors on the Board, provided that matters set out in Sections 2.2(iii)(h)—2.2(iii)(s) shall require affirmative votes of at least three (3) directors appointed by Ruipeng Management Members and at least three (3) directors appointed by Hillhouse. A director shall resign immediately or be removed by a Board meeting if he is absent from three (3) consecutive meetings of the Board without cause (for the avoidance of doubt, attending in person or by proxy, via on-site, telephone, telepresence or other means shall be counted as attending). If any vacancy as a result of the aforementioned resignation or removal of the director, the Member who is entitled to nominate and appoint that director shall have the right to re-appoint a new director to the Board. The Company shall hold no less than two (2) Board meetings during each fiscal year and such meeting shall be called by either Co-Chairman. With respect to one Board meeting (no matter a regular meeting or an extraordinary meeting), at least ten (10) days’ prior written notice (or a shorter period agreed by all directors of the Company) must be given to all directors. An extraordinary Board meeting shall be held if (i) one or more Members who together hold more than 10% of the total and outstanding Shares with voting rights of the Company or (ii) more than one third (1/3) of the directors on the Board request so. Any director shall attend the Board meeting in person, by conference telephone or other communication equipment which allows those participating to hear and speak to each other clearly. Any director may appoint another director as the proxy to represent him at any meeting of the directors if he is unable to attend the meeting. If a director appoints a proxy, the instrument appointing a proxy shall be in writing, setting out the name of the proxy, the authorized matters and scope and the term of the authorization, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director. Such instrument shall be signed or chopped by the appointing director. The proxy shall exercise right of a director of the Company within the authorized scope. If a director neither is present at a Board meeting nor appoints a proxy, such director is deemed to have abstained at that Board meeting.

2.4 CEO and Senior Management Team

(i) The Company shall have one chief executive officer (“CEO”), one chief finance officer (“CFO”) and one secretary of the Board (“Board Secretary”). The Co-Chairmen may jointly determine the number of the vice CEO depending on the need of the business operation of the Company.

(ii) The CEO, vice CEO, CFO, Board Secretary and other personnel approved by the Board are the senior management personnel of the Company (“Senior Management Personnel”).

(iii) The CEO shall be appointed and removed by Ruipeng Management Members, and the first CEO shall be Peng Yonghe; Hillhouse may appoint and remove CFO and Board Secretary, and Hillhouse agree to maintain the current board secretary of Ruipeng as the Board Secretary of the Company. CEO may recommend vice CEO(s), appointment of whom will be decided by the Co-Chairmen jointly.

(iv) CEO shall be responsible to the Board and shall have the power to take the following actions (CEO may delegate part of the following matters to the Senior Management Personnel in terms of the actual operation of the Company):

(a) in charge of the production and management work of the Group, implementing the resolution of the Board and reporting to the Board;

(b) implementing the detailed annual business and investment plan of the Group;

(c) other than any internal financings among the Group Companies or bank credit facilities, approving provision of any external loan or other indebtedness of the Group in a single transaction or a series of transactions within any twelve (12) consecutive months, the consideration of which is less than RMB20,000,000;

(d) approving the Group’s Transfer of material Assets or Equity Securities in a single transaction consideration of which is less than RMB20,000,000 or in transactions within any twelve (12) consecutive months the consideration of which is less than RMB30,000,000;

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(e) approving the Group’s acquisition of, subscription for or purchase of the material Assets or Equity Securities in a single transaction or in transactions within any twelve (12) consecutive months the consideration of which is less than RMB50,000,000;

(f) any expenditure (other than those approved in the duly approved and adopted annual budget plan of the Group) in a single transaction or a series of transactions within any twelve (12) consecutive months in the aggregate, the consideration of which does not exceed RMB20,000,000;

(g) approving the provision of any gifts or charitable donations to a third party in single tranche or tranches within any twelve (12) consecutive months, the amount of which is less than RMB2,000,000 by any Group Company;

(h) drafting the internal management institutions plan of the Group;

(i) creating the fundamental operation policies of the Group;

(j) creating detailed internal rules and regulations of the Group;

(k) determining appointment or removal of the management personnel other than those to be appointed and removed by the Board and the Co-Chairmen; appointing and removing the management personnel of each Branding Platform Companies of the Company;

(l) drafting the remuneration policy of the Group;

(m) proposing to convene an extraordinary meeting of the Board;

(n) settling any litigation, arbitration or other disputes, the amount of which does not exceed RMB2,000,000 by any Group Company;

(o) advising the Board on whether the Senior Management Personnel (including the vice CEO, CFO, the Board Secretary, etc.) is competent for his/her job; and

(p) taking any other actions authorized by these Articles or the Board.

(v) CFO is responsible to the CEO and the Board, and takes charge of the financial matter of the Group. CFO may take the following actions:

(a) guiding and managing the budget, planning and forecasting the progress; and working with other management team members to develop action plans to meet financial and operational objectives;

(b) employing, removing and supervising financial and accounting personnel, provided that the appointment and removal of any financial and accounting personnel who directly reports to the CFO under the financial system shall be subject to the consent of the CEO;

(c) taking full responsibility of the financial and auditing work of the Group, including reviewing and approving accounting books and financial statements;

(d) guiding and managing tax returns, and conducting tax planning to ensure compliance with Applicable Laws;

(e) preparing monthly, quarterly and annual reports to the CEO and the Board;

(f) guiding and managing the Group’s funds to ensure that cash and cash equivalent Assets are reasonably managed and controlled; monitoring the Group’s use of funds;

(g) participating in Board meetings when necessary;

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(h) coordinating the relationship between the Group and banks and Government Authorities on fiscal and tax matters;

(i) developing, implementing and maintaining accounting practices and standards applied in the Group;

(j) according to the Group’s financial system approving funds allocation, use of funds, expenditure, and loan in a single transaction made by a Group Company, the amount of which reaches RMB1,000,000 or approving funds allocation, use of funds, expenditure, and loan made by a Group Company in any twelve (12) consecutive months, the total amount of which exceeds RMB3,000,000; and

(k) taking any other actions authorized by the CEO or the Board.

(vi) Hillhouse shall be responsible for the capital operation of the Group (which will need to be implemented in accordance with the corporate governance mechanism of the Company), technology enabling and external cooperation. Hillhouse undertakes that it will fully mobilize and utilize its resources in Internet-related industries so as to create a bridge between advanced resources (including but not limited to Tencent, Jingdong and other resources) and the Company.

2.5 Special Approval of Certain Matters

Notwithstanding anything provided to the contrary in the Shareholders Agreement or in these Articles, the Restructuring Framework Agreement, the CLASS B Warrants or the RMB Investment Agreements (as defined in the Class B Ordinary SPA) and in addition to such other consent or approval required herein or therein, the Company, the Major Subsidiaries and the Ruipeng Management Members shall not, and shall cause the other Group Companies not to, effect or otherwise consummate any of the following actions without the prior written approval for such actions by holders of more than 50% of the outstanding Class B Ordinary Shares (including the Warrant Shares assuming the full exercise of the CLASS B Warrants):

(i) through amending these Articles, the CLASS B Warrants, the RMB Investment Agreements (as defined in the Class B Ordinary SPA), the Restructuring Framework Agreement or other means, amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Class B Ordinary Shares, or carry out any action that may have disproportionate impact on the holders of the Class B Ordinary Shares compared to the holders of the other classes of the Shares;

(ii) increase or decrease or reclassification of the share capital or registered capital of any Group Company, issuance of any authorized Shares or Equity Securities of any Group Company (other than those issued to any Group Company, or those issued pursuant to the Management Incentive Plan (as defined in the Shareholders Agreement), or resulting from a duly approved acquisition by such Group Company of another business entity by means of share issuance which shall not exceed 2,000,000,000 Class A Ordinary Shares in aggregate within any twelve (12) consecutive months, or the issuance of any Equity Securities pursuant to Section 1.4 of the Class B Ordinary SPA), or the issuance of any Equity Securities convertible into the share capital or registered capital of any Group Company with rights, privileges or powers superior or equivalent to the Class B Ordinary Shares;

(iii) redeem or repurchase any Shares of the Company, or options or other securities or obligations convertible into or exercisable or exchangeable for the Shares of the Company except for those expressly provided herein;

(iv) approve, amend or terminate the Company’s management or employee incentive plan including without limitation the Management Incentive Plan (as defined in the Shareholders Agreement);

(v) any Related Party Transactions of the Group, with the value or consideration involved in a single transaction or in transactions within any twelve (12) consecutive months exceeding RMB10,000,000 other than the Related Party Transactions within and between the Group Companies;

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(vi) initiate any Liquidation Event;

(vii) (a) any investment by the Group in another Person that is either: (x) in a single transaction, the consideration of which exceeds RMB300,000,000, or (y) in transactions within a twelve (12) consecutive months, the consideration of which exceeds RMB500,000,000, (b) any Transfer of the Equity Securities held by the Group in another Person, or any withdrawal from any partnership, consortium, joint venture or similar entity or relation that is either: (x) in a single transaction, the consideration of which exceeds RMB50,000,000, or (y) in transactions within a twelve (12) consecutive months, the consideration of which exceeds RMB200,000,000; or (c) any participation in any partnership, consortium, joint venture or similar entity or relation that is either (x) in a single transaction, the consideration of which exceeds RMB300,000,000, or (y) in transactions within a twelve (12) consecutive months, the consideration of which exceeds RMB500,000,000;

(viii) change the Main Business, enter into any new business that deviates from the Main Business, or exit from the Main Business; and

(ix) any action that transfers, assigns, dilutes, disposes of, or creates any encumbrance over, any Group Company’s interests or other Equity Securities in any Major Subsidiary.

3. Members’ Rights

3.1 General Restriction on Transfer. Notwithstanding anything provided to the contrary in the Restructuring Framework Agreement and unless otherwise agreed in the Shareholders Agreement or this Schedule A, the Members agree that from the Class B Ordinary Closing Date and until the completion of a Qualified IPO by the Company, any Transfer (as defined below) of the Shares shall be made in accordance with this Section 3. The Third Party Purchaser (as defined below) who complies with this Section 3 shall sign a Deed of Adherence (as defined in the Shareholders Agreement), agree to assume and comply with all the obligations of the Transferor (as defined below) under the Shareholders Agreement:

(i) Except for Permitted Transfers (as defined below), without the prior written consent of Hillhouse and Ruipeng Management Members, Skyfield Minority Members and/or Affiliates of the aforementioned parties, who directly or indirectly own the Shares, shall not directly or indirectly sell, give as a gift, transfer, pledge, encumber or otherwise dispose of (including disposing its economic rights, titles or interests) in any way (whether voluntarily or not, including but not limited to disposal as a result of change of marital status, bankruptcy or insolvency) (each, a “Transfer”) all or any part of their Shares or any interest therein. Notwithstanding the foregoing, the following Transfers by Skyfield Minority Members and/or Affiliates of the aforementioned parties do not need prior written consent from other Members: (a) if the aggregate Shares to be transferred, either via a single transaction or a series of transactions, do not exceed 10% of the total Shares owned by such transferring Skyfield Minority Member or such transferring Affiliate as of the Original Closing Date; (b) if a successful Qualified IPO does not happen within six (6) years commencing from the Original Closing Date, and the aggregate Shares to be transferred, either via a single transaction or a series of transactions, do not exceed 20% of the total Shares owned by such transferring Skyfield Minority Member or such transferring Affiliate as of the Original Closing Date (the amount of Permitted Transfer pursuant to this Section 3.1(i)(a) shall be taken into account, if any), provided that in either case, each of the Skyfield Minority Members and/or Affiliates of the aforementioned parties shall not Transfer its Shares to any Competitor (“Permitted Transfers”). For the avoidance of doubt, the other relevant Members shall have the Right of First Refusal (as defined below) but not the Co-sale Right (as defined below) with respect to the Permitted Transfers.

(ii) Without prior written consent from Hillhouse and Ruipeng Management Members, any Ruipeng Investor Member shall not directly or indirectly Transfer its Shares or any interest therein. Notwithstanding the foregoing, the following Transfers by any Ruipeng Investor Member do not need prior written consent from Hillhouse, Ruipeng Management Members and other Members: (a) any Transfer of Shares by a Ruipeng Investor Member to a fund managed by the same fund manager or an Affiliate of such Ruipeng Investor Member; (b) within a three-year period commencing from the Original Closing Date, any Transfer of Shares by a Ruipeng Investor Member either in a single transaction or a series of transactions, provided that the aggregate number of the transferred Shares do not exceed 30% of the total Shares such Ruipeng Investor Member owns as of the Original Closing Date; or (c) any Transfer after the third anniversary of the Original Closing Date. Notwithstanding anything to the contrary, any Ruipeng Investor Member shall not Transfer its Shares to any Competitor. For the avoidance of doubt, (i) the other relevant non-transferring Members shall not have the Right of First Refusal or the Co-sale Right with respect to the Transfer set out in Section 3.1(ii)(a), and (ii) the other relevant non-transferring Members shall have the Right of First Refusal but not the Co-sale Right with respect to the Transfer set out in Section 3.1(ii)(b) and (c).

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(iii) Without prior written consent from Hillhouse and Ruipeng Management Members, Hillhouse shall not directly or indirectly Transfer its Shares or Warrants or any interest therein. Notwithstanding the foregoing, the following Transfers by Hillhouse do not need prior written consent from other Members: (a) any Transfer of Shares to a fund managed by their fund manager or their Affiliates; or (b) the aggregate shareholding percentage of Hillhouse or its Affiliates (including天津高瓴诺远企业管理咨询合伙企业(有限合伙)) held in the Company, after any Transfer of Shares and/or Warrants through either one transaction or a series of transactions, is no less than the product obtained by adding: (i) the aggregate shareholding percentage of Ruipeng Members (excluding Vet Harvest Enterprise Management Company Limited, Vet Time Enterprise Management Company Limited, RP Pulse Holdings Limited and RP Passion Enterprise Management Company Limited) in the Company, directly or indirectly, at the time immediately after such Transfer, and (ii) 5%; provided that in either case, Hillhouse or its Affiliates (including天津高瓴诺远企业管理咨询合伙企业(有限合伙)) shall not Transfer its Shares and/or Warrants to any Competitor. For the avoidance of doubt, (i) the other Members shall not have the Right of First Refusal or the Co-sale Right with respect to the Transfer set out in Section 3.1(iii)(a) and the Transfer by天津高瓴诺远企业管理咨询合伙企业(有限合伙) permitted in Section 3.1(iii)(b); and (ii) the other relevant Members shall have the Right of First Refusal but not the Co-sale Right with respect to the Transfer by Hillhouse or its Affliates other than天津高瓴诺远企业管理咨询合伙企业(有限合伙) as permitted in Section 3.1(iii)(b).

(iv) Without the prior written consent of the holders of more than 50% of the outstanding Class B Ordinary Shares and Hillhouse, any Ruipeng Member (other than Ruipeng) and/or their Affiliates shall not directly or indirectly Transfer their Shares or any interest therein. Notwithstanding the foregoing, the following Transfers by any Ruipeng Member (other than Ruipeng) and/or their Affiliates do not need prior written consent from other Members: (a) if the aggregate Shares to be transferred, either via a single transaction or a series of transactions, do not exceed 10% of the total Shares owned by such transferring Ruipeng Member or such transferring Affiliate as of the Original Closing Date; and (b) if a successful Qualified IPO does not happen within six (6) years commencing from the Original Closing Date, and the aggregate Shares to be transferred, either via a single transaction or a series of transactions, do not exceed 20% of the total Shares owned by such transferring Ruipeng Member or such transferring Affiliate as of the Original Closing Date, provided that in either case, Ruipeng Member (other than Ruipeng) and their Affiliates shall not Transfer its Shares to any Competitor. For the avoidance of doubt, the other relevant Members shall have the Right of First Refusal but not the Co-sale Right with respect to the Transfer permitted in this Section 3.1(iv)(a) and (b).

(v) Without the prior written consent of Hillhouse and Ruipeng Management Members, any Class B Ordinary Member and/or its Affiliates shall not directly or indirectly Transfer its Shares or any interest therein. Notwithstanding the foregoing, the following Transfers by any Class B Ordinary Member and/or its Affiliates do not need prior written consent from any other Members or Persons: (a) any Transfer of Shares by a Class B Ordinary Member to a fund managed by the same fund manager or an Affiliate of such Class B Ordinary Member; (b) within a three-year period commencing from the Original Closing Date, any Transfer of Shares by a Class B Ordinary Member either in a single transaction or a series of transactions, provided that the aggregate amount of the transferred Shares by such transferring Class B Ordinary Member do not exceed 40% of the total Shares such Class B Ordinary Member owns as of the first date on which it becomes a Class B Ordinary Member; or (c) any Transfer after the third anniversary of the Original Closing Date; provided that in either case, the Transferor shall not transfer its Shares to any Identified Competitor, unless with the prior written consent of Hillhouse and Ruipeng Management Members. If there is any update to the list of Identified Competitor, written notice of such update shall be promptly (but in any event within ten (10) Business Days after such update) provided by the Company to all the Class B Ordinary Members in writing. For the avoidance of doubt, (I) no update of the list of Identified Competitor shall have any retrospective effect to any Class B Ordinary Member , and (II) no update of the list of Identified Competitor shall be effective to a Class B Ordinary Member unless and until the notice informing such update is received by such Class B Ordinary Member. For the avoidance of doubt, (i) the other Members shall not have the Right of First Refusal or the Co-sale Right with respect to the Transfer set out in Section 3.1(v)(a); and (ii) the other relevant Members shall have the Right of First Refusal but not the Co-sale Right with respect to the Transfer set out in Section 3.1(v)(b) and Section 3.1(v)(c), provided that the other Members shall have no Right of First Refusal or the Co-sale Right to any Transfer by any Class B Ordinary Member and/or its Affiliates after the fifth anniversary of the Original Closing Date.

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(vi) The Company and each Member shall take or cause to be taken all actions, do or cause to be done, all things and execute all instruments necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transfers that are in compliance with this Section 3.

(vii) Without the prior written consent of Hillhouse and Ruipeng Management Members, each of CG Fund, Gracious Rhythm and/or their Affiliates shall not directly or indirectly Transfer its Class A Ordinary Shares or any interest therein. Notwithstanding the foregoing, the following Transfers by CG Fund, Gracious Rhythm and/or its Affiliates do not need prior written consent from any other Members or Persons: (a) any Transfer of Class A Ordinary Shares by CG Fund or Gracious Rhythm to a fund managed by the same fund manager or an Affiliate of CG Fund or Gracious Rhythm; (b) within a three-year period commencing from the first date on which it becomes a Class A Ordinary Member, any Transfer of Class A Ordinary Shares by CG Fund or Gracious Rhythm either in a single transaction or a series of transactions, provided that the aggregate amount of the transferred Class A Ordinary Shares by CG Fund or Gracious Rhythm do not exceed 40% of the total Class A Ordinary Shares CG Fund or Gracious Rhythm owns as of the first date on which it becomes a Class A Ordinary Member; or (c) any Transfer after the third anniversary of the first date on which it becomes a Class A Ordinary Member; provided that in either case, CG Fund or Gracious Rhythm shall not transfer its Class A Ordinary Shares to any Identified Competitor, unless with the prior written consent of Hillhouse and Ruipeng Management Members. If there is any update to the list of Identified Competitor, written notice of such update shall be promptly (but in any event within ten (10) Business Days after such update) provided by the Company to CG Fund or Gracious Rhythm in writing. For the avoidance of doubt, (I) no update of the list of Identified Competitor shall have any retrospective effect to CG Fund or Gracious Rhythm, and (II) no update of the list of Identified Competitor shall be effective to CG Fund or Gracious Rhythm unless and until the notice informing such update is received by CG Fund or Gracious Rhythm. For the avoidance of doubt, (i) the other Members shall not have the Right of First Refusal or the Co-sale Right with respect to the Transfer set out in Section 3.1(vii)(a); and (ii) the other relevant Members shall have the Right of First Refusal but not the Co-sale Right with respect to the Transfer set out in Section 3.1(vii)(b) and Section 3.1(vii)(c), provided that the other Members shall have no Right of First Refusal or the Co-sale Right to any Transfer by CG Fund, Gracious Rhythm and/or their Affiliates after the fifth anniversary of the first date on which CG Fund or Gracious Rhythm becomes a Class A Ordinary Member.

3.2 Right of First Refusal.

(i) Subject to the above Section 3.1, if any Member (a “Transferor”) proposes to Transfer any Shares (“Offered Shares”) to one or more Persons (a “Third Party Purchaser”) either directly or indirectly (the “Proposed Transfer”), the Members (other than the Transferor) shall have the Right of First Refusal according to this Section 3.2. For the avoidance of doubt, any Transfer of the Shares (assuming full exercise of the Warrants) by any Skyfield Minority Member or Ruipeng Member to any Ruipeng Member shall not be subject to the transfer restrictions set forth in this Section 3.2.

(ii) Prior to the Proposed Transfer, the Transferor shall give each other Member (the “Offeree”) a written notice of the Transferor’s intention to make the Proposed Transfer (the “Transfer Notice”). The Transfer Notice shall set forth at least (a) the name or identity of the Transferor, (b) the name or identity and address of the Third Party Purchaser, (c) the amount of the Offered Shares, (d) the consideration and the means of the Proposed Transfer, and (e) the other terms and conditions of the Proposed Transfer. If the consideration of the Offered Shares includes non-cash payments, the Transfer Notice shall also set forth the method determining the fair market value of the non-cash consideration and the rationale for such method.

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(iii) Each Offeree shall have an option (the “Right of First Refusal”), exercisable upon written notice to the Transferor, within a period of twenty (20) Business Days following receipt of the Transfer Notice (the “Option Period”) to elect to purchase all or any portion of its respective pro rata share of the Offered Shares at the same price and subject to the same terms and conditions set out in the Transfer Notice. An Offeree’s “pro rata share” of the Offered Shares means the Offered Shares multiplied by a fraction, the numerator of which shall be the number of Shares held by such Offeree on the date of the Transfer Notice, and the denominator of which shall be the total number of Shares held by all the Offerees on the date of the Transfer Notice.

(iv) If any Offeree fails to fully exercise its Right of First Refusal, then all the other Offerees who have fully exercised their Right of First Refusal (“Fully Exercising Offeree”) are entitled to purchase such unpurchased Offered Shares (the “Over-Allotment Shares”) within ten (10) Business Days after the expiration of the Option Period (the “Over-Allotment Period”). If, as a result thereof, such Fully Exercising Offerees desire to purchase in aggregate more than the aggregate number of the Over-Allotment Shares, then each of the Fully Exercising Offerees is entitled to purchase an amount which equals to: the Over-Allotment Shares multiplied by a fraction, the numerator of which shall be the number of Shares held by such Fully Exercising Offeree and the denominator of which shall be the aggregate number of Shares then held by all Fully Exercising Offerees.

(v) Subject to Section 4.4 of the Shareholders Agreement and Section 3.4 of this Schedule A, the Transferor may transfer the Offered Shares unpurchased pursuant to this Section 3.2 to the Third Party Purchaser on the price, terms and conditions specified in the Transfer Notice; provided that, (a) the Proposed Transfer shall be completed within sixty (60) Business Days following the delivery of the Transfer Notice (any Proposed Transfer not concluded within such 60 Business Day period shall again be subject to the Right of First Refusal described in this Section 3.2); and (b) the Third Party Purchaser undertakes that it will assume all rights and obligations of the Transferor in respect of the Offered Shares.

(vi) If any Offeree elects to exercise its Right of First Refusal, the Company and each of the other Members shall, pursuant to the request from such Offeree, sign all documents and take all actions as necessary to the completion of the Transfer.

3.3 Transfers Involving Tencent Competitors.

(i) Unless otherwise expressly provided in this Agreement, notwithstanding anything provided herein to the contrary, so long as Tencent owns not less than sixty-seven percent (67%) of the total Shares it purchased on the Class B Ordinary Closing Date, without the prior written consent of Tencent, the Group Companies and the Members other than Tencent shall not, directly or indirectly, approve, consent to, carry out or in any way participate in any transaction involving the sale of the Group Companies or Equity Securities in any Group Company(including without limitation any Liquidation Event) to any Tencent Competitor, or permit any Tencent Competitor to purchase or hold any Equity Securities of the Company (each, a “Tencent Prohibited Transaction”). If any Member other than Tencent proposes to Transfer any Equity Securities of the Group Companies or any interest therein to any Person which is a Tencent Competitor, then such Member shall give Tencent a written notice of its intention to make such Transfer (the “Tencent Competitor Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Tencent Competitor Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. Tencent shall have the right (the “Tencent ROFR”), exercisable upon written notice to the selling Member and the Company within twenty (20) Business Days following the date of the Tencent Competitor Transfer Notice (the “Tencent Option Period”), to elect to purchase all or a portion of the Tencent Competitor Offered Shares at the same price and subject to the same material terms and conditions as described in the Tencent Competitor Transfer Notice, provided that if Tencent elects to purchase all or a portion of the Tencent Competitor Offered Shares, such purchase shall be completed, including execution and completion of the share purchase agreement, within forty (40) Business Days following the Tencent Option Period. The applicable selling Member shall have the right to freely sell all the Tencent Competitor Offered Shares which have not been so purchased by Tencent to the prospective transferee at substantially the same price and terms as indicated on the Tencent Competitor Transfer Notice, provided that any such transfer shall remain subject to Section 3.1 hereto.

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3.4 Co-Sale Right

(i) Subject to the above Section 3.1 of this Schedule A, within five (5) Business Days after expiration of the Option Period or the Over-Allotment Period (as the case may be), the Transferor (if it is any of Ruipeng Members, Skyfield Minority Members or Hillhouse (except for the Transfer set out in Section 3.1(iii)(a) and (b))) shall give written notice (the “First Refusal Expiration Notice”) to each Offeree specifying either (x) that all of the Offered Shares were purchased by the Offerees exercising their Rights of First Refusal, or (y) that the Offerees have not purchased all of the Offered Shares and that such unpurchased Offered Shares shall be subject to the Co-Sale Right (as defined below) of the Co-Sale Shareholders (as defined below), in which case the First Refusal Expiration Notice shall specify the Co-Sale Shareholders’ Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their Co-Sale Rights described in this Section 3.4.

(ii) Subject to Section 4.1 of the Shareholders Agreement and Section 3.1 of this Schedule A and to the extent the Offerees have not exercised their Right of First Refusal with respect to all the Offered Shares, the Transferor (if it is any of Ruipeng Members, Skyfield Minority Members or Hillhouse (except for the Transfer set out in Section 3.1(iii)(a) and (b)), then each Offeree who is a Member other than Ruipeng Members, Skyfield Minority Members, Hillhouse, CG Fund or Gracious Rhythm and has not exercised its Right of First Refusal in full or in part (each, a “Co-Sale Shareholder”) shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Transferor (the “Co-Sale Notice”), within twenty (20) Business Days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares at the same price and on the same terms and conditions as specified in the Transfer Notice.

(iii) The Co-Sale Notice shall set forth the number of Shares that such Co-Sale Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion of such Co-Sale Shareholder. To the extent one or more of Co-Sale Shareholders exercise such right of participation pursuant to this Section 3.4, the number of Offered Shares that the Transferor may sell in the transaction shall be correspondingly reduced. To the extent that any Co-Sale Shareholder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Transferor and the participating Co-Sale Shareholders shall, within five (5) Business Days after the expiration of the Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Co-Sale Shareholder so that any remaining Offered Shares may be allocated to other participating Co-Sale Shareholders on a pro rata basis.

(iv) Each Co-Sale Shareholder exercising its Co-Sale Right may sell all or any part of that number of Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the Co-Sale Right hereunder by (y) a fraction, the numerator of which is the number of Shares owned by such Co-Sale Shareholder on the date of the Transfer Notice and the denominator of which is the total combined number of all Shares owned by the Transferor and all the Co-Sale Shareholders exercising their Co-Sale Right hereunder on the date of the Transfer Notice (the “Co-Sale Pro Rata Portion”).

(v) If the Third Party Purchaser refuses to purchase the Shares from the Co-Sale Shareholders, then the Transferor shall not proceed with the Proposed Transfer.

(vi) If any Co-Sale Shareholder elects to exercise its Co-Sale Right, the Company and each of the other Members shall, pursuant to the request from such Co-Sale Shareholder, sign all documents and take all actions as necessary to the completion of the Transfer.

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3.5 Preemptive Rights

(i) In the event that the Company proposes to undertake an issuance of Equity Securities (“New Shares”) to any Person (“Proposed Subscriber”) after the Class B Ordinary Closing Date (“Proposed Issuance”), it shall give each Member written notice of such intention pursuant to this Section 3.5. Each Member (each, a “Preemptive Right Holder”) shall be entitled to exercise its right (“Preemptive Right”) to subscribe via cash on the same conditions and price per share for its pro rata share of the New Shares. For purposes of this Section 3.5, each Member’s “pro rata share” means the ratio of (a) the Shares held by such Preemptive Right Holder immediately before the issuance of the New Shares to (b) the total number of Shares then issued and outstanding immediately prior to the issuance of the New Shares.

(ii) Prior to the Proposed Issuance, the Company shall deliver a written notice (an “Issuance Notice”) to each Preemptive Right Holder in respect of the Proposed Issuance, describing (a) the amount, type and terms of the New Shares, (b) the consideration the Company will obtain from the issuance of New Shares, and (c) the name or identity and address of the Proposed Subscriber. If the consideration of the News Shares includes non-cash payments, the Issuance Notice shall also set forth the method determining the fair market value of such non-cash consideration and the rationale for such method.

(iii) Each of the Preemptive Right Holders shall have twenty (20) Business Days (“Preemptive Right Period”) after the receipt of the Issuance Notice to agree to exercise in full or any part of its Preemptive Right. The Preemptive Right Holder shall notify the Company in writing the number and type of the Shares that it wishes to subscribe.

(iv) If any Preemptive Right Holder fails to fully exercise its Preemptive Right within the Preemptive Right Period, the Company shall promptly give notice (the “Second Participation Notice”) to other Preemptive Right Holders who have fully exercised their right to purchase their respective pro rata share of the New Shares (“Exercising Member of Preemptive Right”). Each Exercising Member of Preemptive Right shall be entitled to, within ten (10) Business Days after receipt of the Second Participation Notice, notify the Company of its desire to purchase more than its pro rata share of the New Shares, stating the number of the additional New Shares it proposes to buy (“Additional Shares”). If the amount of the Shares that the Exercising Members of Preemptive Right wish to subscribe exceeds the amount of the remaining New Shares available for purchase, then each Exercising Member of Preemptive Right shall be entitled to purchase an additional amount which equals to the lesser of (x) the Additional Shares and (y) the product obtained by multiplying (a) the number of the remaining New Shares available for purchase by (b) a fraction, the numerator of which is the number of Shares held by such Exercising Member of Preemptive Right on the date of the Issuance Notice and the denominator of which is the total number of Shares held by all the Exercising Members of Preemptive Right on the date of the Issuance Notice.

(v) If any New Shares were not subscribed by the Preemptive Right Holders, the Company may issue such remaining New Shares to the Proposed Subscribers identified in the Issuance Notice with the price, terms and conditions stated therein, within forty (40) Business Days after the expiration of the Preemptive Right Period, provided that the Proposed Subscribers shall execute a Deed of Adherence (as defined in the Shareholders Agreement) and shall be subject to all terms and conditions which apply to all parties to the Shareholders Agreement. If the Company and the Proposed Subscribers fail to complete the issuance and subscription of such New Shares within such forty (40) Business Days, the Company shall not issue New Shares without first offering such New Shares again to the Members pursuant to this Section 3.5.

(vi) For the purpose of this Section 3.5 and Section 3.6, the issuance of New Shares does not include (i) issuance of Equity Securities in accordance with the duly approved share incentive plan (including the ESOP Shares (as defined in the Shareholders Agreement)); (ii) issuance of Equity Securities for a Qualified IPO, (iii) issuance of Equity Securities in connection with any share split, share dividend or other similar events in which all the Preemptive Right Holders are entitled to participate on a pro rata basis, (iv) issuance of Equity Securities upon the exercise of the Warrants, and (v) issuance of Equity Securities upon the exercise of anti-dilution right as provided in Section 4.6 of the Shareholders Agreement or Section 3.6 of this Schedule A.

(vii) If any Preemptive Right Holder elects to exercise its Preemptive Right, the Company and each Member shall, pursuant to the request of such Preemptive Righter Holder, sign all the documents and take all actions which are necessary to complete the issuance and subscription of the New Shares, provided that the proposed issuance has been duly approved in accordance with the provisions of the Shareholders Agreement and these Articles.

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3.6 Anti-Dilution Right.

(i) In the event that the Company proposes to issue New Shares to any Person (other than the issuance set out in above Section3.5(vi)) after the Class B Ordinary Closing Date and prior to the date of completion of a Qualified IPO, the issue price per Share of such New Shares (“New Price Per Share”) shall not be lower than the then Effective Hillhouse Issue Price (as defined below) or the then Effective Class B Ordinary Share Issue Price (as defined below) (each as adjusted in accordance with Section 3.6 (ii) below, and as further adjusted due to share split, share dividend or other similar events). For the purpose hereof, “Effective Hillhouse Issue Price” means the effective purchase price per Share for the Class A Ordinary Shares held by the Anti-Dilution Members (as defined below), which is initially RMB 1 Yuan; and “Effective Class B Ordinary Share Issue Price” means the effective purchase price per Share for the Class B Ordinary Shares, which is initially the Class B Ordinary Share Issue Price.

(ii) If the New Price Per Share in an issuance of New Shares is less than the then Effective Hillhouse Issue Price and/or the then Effective Class B Ordinary Share Issue Price (as the case may be and as adjusted) (such issuance, a “Dilutive Issuance”), then, the Company shall issue to the Capital Increase Investors (as defined under Section 5.1, the “Anti-Dilution Members”) and/or the Class B Ordinary Members (as the case may be), free of any charge, such additional number of Class A Ordinary Shares to the Anti-Dilution Members and/or Class B Ordinary Shares to the Class B Ordinary Members (as the case may be), such that the Effective Hillhouse Issue Price and/or the Effective Class B Ordinary Share Issue Price (as the case may be) shall be adjusted to the purchase price per Share calculated pursuant to the following formula:

CP2 = CP1 * (A+B) / (A+C)

CP2 = the adjusted Effective Hillhouse Issue Price or the adjusted Effective Class B Ordinary Share Issue Price (as the case may be) in effect immediately after the Dilutive Issuance,

CP1 = the Effective Hillhouse Issue Price or the Effective Class B Ordinary Share Issue Price (as the case may be) then in effect immediately prior to the Dilutive Issuance,

A = the total number of Shares deemed to be outstanding immediately prior to the Dilutive Issuance, on a fully-diluted basis,

B = the aggregate consideration received by the Company in the Dilutive Issuance divided by CP1, and

C = the number of Shares issued in the Dilutive Issuance.

The Company and each Member shall take or cause to be taken all actions, do or cause to be done, and assist and cooperate with the Anti-Dilution Members and/or the Class B Ordinary Members (as the case may be) in doing, all things and execute all instruments necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the issuance contemplated by this Section 3.6.

For the avoidance of doubt, to the extent any Warrant has not been exercised prior to any Dilutive Issuance, the number of Warrant Shares underlying such Warrant shall also be adjusted accordingly pursuant to this Section 3.6 (if applicable), such that the holder of Warrant shall receive, upon the exercise of such Warrant, the number of Shares it would have been entitled to receive had such holder of Warrant exercised such Warrant in full immediately prior to such Dilutive Issuance.

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3.7 Drag-Along Right

(i) If after the Class B Ordinary Closing Date, Ruipeng Members approve in writing a proposed transaction (including but not limited to merger, reorganization, share transfer, share issuance in respect of the Company or other transactions) as a result of which all or substantially all the Assets of the Company are disposed with a third party (other than Hillhouse nor Ruipeng Members nor any of their respective Affiliates) (“Disposal Transaction”), in which the implied valuation of the Company would enable each Class B Ordinary Share to realize a return at a simple rate of fifteen percent (15%) or higher per annum of the Class B Ordinary Share Issue Price calculated from the Class B Ordinary Closing Date, then Ruipeng Members shall have the right to notify each of the other Members in writing such approval, whereupon each of those Members shall sign all transaction documents and take all necessary actions so as to complete the Disposal Transaction; provided that (x) no Member other than Ruipeng Members and Skyfield Minority Members will be required to make any representations and warranties other than those regarding such Member’s title to the Shares, (y) no Member other than Ruipeng Members and Skyfield Minority Members will be required to sell its Shares unless the liability, if any, of such Member in such Disposal Transaction is several, not joint, and such Member shall only be liable for any breach of its representations and warranties regarding such Member’s title to the Shares, and in any event will not exceed the consideration payable to such Member, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct committed by such Member); (c) such Disposal Transaction shall require the prior written consent of Hillhouse; and (d) such Disposal Transaction shall also require the prior written consent of Tencent, if such Disposal Transaction constitutes a Tencent Prohibited Transaction and Tencent owns not less than sixty seven (67%) of all Shares it owns as at the Class B Ordinary Closing Date as at immediately prior to the completion of such Disposal Transaction. Such actions include but are not limited to (a) voting in favour of the Disposal Transaction at the general meeting; (b) procuring that the director so appointed by the respective Member vote in favour of the Disposal Transaction; and (c) selling or transferring all the Shares held by them, if applicable.

(ii) If any Member (other than Ruipeng Members) does not approve the Disposal Transaction or does not agree to sell its Shares, such Member shall purchase in a single transaction all the Shares to be transferred by Ruipeng Members, at the price per Share and on the same terms and conditions that Ruipeng Members proposed to offer to the third party under the Disposal Transaction. For the avoidance of doubt, if such Member is unable to purchase the Shares of Ruipeng Members, then such Member shall act in accordance with this Section 3.7 to vote for the Disposal Transaction and/or sell the Shares that it owns.

3.8 Redemption Right

(i) At any time after the earlier to occur of the following: (i) the fifth (5th) anniversary of the date of the Class B Ordinary Closing Date, if no Qualified IPO has occurred, and (ii) the occurrence of any material breach of the Transaction Documents by the Company or Ruipeng Management Members, then, at the option of any holder of the Class B Ordinary Shares, by written notice of at least 30 days prior to the Redemption Date (as defined below) to the Company (the “Redemption Notice”) stating the date on which the Class B Ordinary Shares are to be redeemed (the “Redemption Date”), the Company shall redeem all or any part of the outstanding Class B Ordinary Shares (including the Class B Ordinary Shares issuable upon the exercise of the CLASS B Warrants, provided that the applicable redemption price of a Class B Ordinary Share issuable upon the exercise of the CLASS B Warrants to be redeemed shall deduct the applicable exercise price of such share issuable under the relevant CLASS B Warrant) then requested to be redeemed by such holder(s) on the Redemption Date, out of funds legally available therefor, at a redemption price per Class B Ordinary Share (the “Redemption Price”) equal to (a) the Class B Ordinary Share Issue Price with a simple rate of eight percent (8%) per annum return calculated from the first date on which such holder becomes a Class B Ordinary Member through the date on which the redemption price is paid, plus (b) all declared but unpaid dividend on such Share.

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(ii) Within three (3) Business Days after receipt of the Redemption Notice, the Company shall promptly give written notice of the redemption request to each non-requesting holder of Class B Ordinary Shares, Beijing Yangguang, PD Company Limited, Bing Xiao Enterprise Management Company Limited (“Bing Xiao”), Dachen Chuanglian and 深圳市达晨创丰股权投资企业(有限合伙) (“Dachen Chuangfeng”, with Bing Xiao, Dachen Chuanglian collectively, “Dachen”) stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. Upon receipt of such notice from the Company, any holder of Class B Ordinary Shares, Beijing Yangguang, Dachen may participate in the redemption on the Redemption Date. If on the Redemption Date, the fund and assets of the Company legally available for redemption is insufficient for the Company to redeem all Class B Ordinary Shares requested to be redeemed in full, then (i) the number of Class B Ordinary Shares to be redeemed on the Redemption Date (and to receive Redemption Price thereon) shall be allocated to the Class B Ordinary Members requesting the redemption, ratably based on their respective number of Class B Ordinary Shares requested to be redeemed on such Redemption Date, and (ii) the remaining Class B Ordinary Shares requested to be redeemed (but the Redemption Price thereon is not paid on the Redemption Date) shall continue to be deemed issued and outstanding, and the Company shall redeem such remaining Class B Ordinary Shares subject to redemption as soon as the Company has legally available funds to do so. Only after the Company has redeemed all of the outstanding Class B Ordinary Shares (whether or not requested to be redeemed on the relevant Redemption Date) and unconditionally and irrevocably paid the Redemption Price with respect to all outstanding Class B Ordinary Shares to their holder(s) in full, (i) up to 376,564,855 Class A Ordinary Shares held by Beijing Yangguang shall then be redeemed at a redemption price per Share equal to RMB 0.65327 with a simple rate of eight percent (8%) per annum return calculated from December 7, 2017 through the date on which the redemption price is paid; (ii) up to 153,075,145 Class A Ordinary Shares held by Beijing Yangguang shall then be redeemed at a redemption price per Share equal to RMB 0.65327 with a simple rate of eight percent (8%) per annum return calculated from December 1, 2017 through the date on which the redemption price is paid; (iii) up to 152,837,973 Class A Ordinary Shares held by Dachen Chuanglian shall then be redeemed at a redemption price per Share equal to RMB 0.60826 with no interest; (iv) the Class A Ordinary Shares held by Dachen Chuangfeng shall then be redeemed at a redemption price per Share equal to RMB 0.25873 with a simple rate of eight percent (8%) per annum return calculated from December 24, 2015 through the date on which the redemption price is paid; (v) the Class A Ordinary Shares held by Bing Xiao shall then be redeemed at a redemption price per Share equal to RMB 0.25867 with a simple rate of eight percent (8%) per annum return calculated from December 24, 2015 through the date on which the redemption price is paid; and (vi) the Class A Ordinary Shares held by PD Company Limited shall then be redeemed at a redemption price per Share equal to RMB 0.26862 with a simple rate of eight percent (8%) per annum return calculated from December 25, 2015 through the date on which the redemption price is paid. Notwithstanding anything to the contrary contained in the Shareholders Agreement or in these Articles, the Restructuring Framework Agreement or other Transaction Documents, no other Shares or Equity Securities of the Company (including without limitation the Class A Ordinary Shares held by Beijing Yangguang, PD Company Limited and Dachen) shall be redeemed unless and until the Company shall have redeemed all of the outstanding Class B Ordinary Shares requested to be redeemed in full.

(iii) Once the Company has received the Redemption Notice, the Company and the Major Subsidiaries shall not, and shall procure that none of the Group Companies shall, take any action which might have the effect of delaying, undermining or restricting the redemption, and the Company, the Major Subsidiaries, the holders of Class A Ordinary Shares and the Ruipeng Management Members shall in good faith use all best efforts to increase as expeditiously as possible the amount of legally available funds including, without limitation, causing any other Group Companies to distribute any and all available funds to the Company for purposes of paying the applicable Redemption Price for all Class B Ordinary Shares subject to redemption on the Redemption Date. If the Company fails (for whatever reason) to redeem any Class B Ordinary Share on the Redemption Date, as from such date until the date on which the same is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution nor redeem or repurchase any other Equity Securities of the Company (other than the Class B Ordinary Shares requested to be redeemed). Without prejudice to any claim or other remedies that a holder of Class B Ordinary Shares subject to redemption may have under the Shareholders Agreement, these Articles, Applicable Law or otherwise, and notwithstanding anything to the contrary in the Shareholders Agreement, these Articles, the Restructuring Framework Agreement or other Transaction Documents, such holder of such Class B Ordinary Shares is entitled (provided a prior written consent from holders holding at least 90% of the then outstanding Class B Ordinary Shares has been obtained) to make any proposal for the purpose of receiving the applicable Redemption Price including without limitation, (i) liquidation or dissolution of any Group Company, (ii) any sale or merger of any Group Company; (iii) Transfer, sale, lease or otherwise disposal of any Assets of any Group Company and (iv) licensing any brand or any business of any Group Company to any third party. Immediately upon the request of such holder of such Class B Ordinary Shares (provided a prior written consent from holders holding at least 90% of the then outstanding Class B Ordinary Shares has been obtained), each Member, the Ruipeng Management Members and the Group Companies shall fully cooperate with, and follow the instructions of, such holder of such Class B Ordinary Shares in connection therewith.

Schedule A -21

(iv) The Company and each Member shall take or cause to be taken all actions, do or cause to be done, and assist and cooperate with the holders of Class B Ordinary Shares subject to redemption in doing, all things and execute all instruments necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the redemption contemplated by this Section 3.8.

(v) No Member other than the Class B Ordinary Members, Beijing Yangguang, Dachen, Bing Xiao and PD Company Limited shall be entitled to the redemption right from the date of the Shareholders Agreement and any redemption right previously granted to any Member other than the Class B Ordinary Members, Beijing Yangguang, Dachen, Bing Xiao and PD Company Limited shall cease to exist from the date of the Shareholders Agreement.

4. Information and Inspection Rights.

4.1 Delivery of Financial Statements. The Company shall deliver the following documents, with respect to each Group Companies, to Hillhouse, Ruipeng Management Members, Members holding five percent (5%) or more of the Shares (including the Warrant Shares assuming the full exercise of the Warrants) outstanding as well as Members who have the right to appoint the Company Directors:

(i) within one hundred and twenty (120) calendar days after the end of each fiscal year, a consolidated annual report (including income statement, statement of cash flows, and a balance sheet) prepared in accordance with the applicable accounting principles (“Applicable Accounting Principles”), and audited and certified by an independent accounting firm;

(ii) within sixty (60) calendar days after the end of half fiscal year, a consolidated and unaudited half year financial report (including income statement, statement of cash flows and a balance sheet) prepared in accordance with the Applicable Accounting Principles;

(iii) within forty-five (45) calendar days of the end of each fiscal month, an unaudited management report prepared in accordance with the Applicable Accounting Principles; and

(iv) the other reasonable business and financial information that Hillhouse and/or Ruipeng Management Members may request.

4.2 Information Right of Class B Ordinary Members. The Company shall deliver the following documents to each Class B Ordinary Member so long as such Class B Ordinary Member respectively owns not less than six seven percent (67%) of all Shares it owns as at the Class B Ordinary Closing Date:

(i) within one hundred and twenty (120) calendar days after the end of each fiscal year, documents referred to in Sections 4.1(i) hereto;

(ii) within sixty (60) calendar days after the end of half fiscal year, documents referred to in Sections 4.1(ii) hereto;

(iii) within forty-five (45) calendar days after the end of each quarter, unaudited quarterly consolidated financial statements of the Group Companies for each quarter of a financial year (including income statement, statement of cash flows and a balance sheet) prepared in accordance with the Applicable Accounting Principles; and

(iv) (to Tecent and Boehringer Ingelheim only and not to other Class B Ordinary Members) an annual consolidated budget and a business plan for the following fiscal year duly approved by the Board at least thirty (30) days prior to the end of each fiscal year; and

(v) (to Tecent and Boehringer Ingelheim only and not to other Class B Ordinary Members) any documents provided to other Members (other than that provided to Hillhouse, Ruipeng Management Members, Members holding five percent (5%) or more of the Shares (including the Warrant Shares assuming the full exercise of the Warrants) outstanding as well as Members who have the right to appoint the Company Directors pursuant to Section 4.1(iii)).

Schedule A -22

4.3 Provision of Information. The Company shall ensure Ruipeng Management Members, Hillhouse, Boehringer Ingelheim (only if Boehringer Ingelheim owns no less than sixty seven percent (67%) of all the Shares it owns as at the Class B Ordinary Closing Date) and Tencent (only if Tencent owns no less than sixty seven percent (67%) of all the Shares it owns as at the Class B Ordinary Closing Date) and their respective authorized representatives may, upon reasonable prior notice, have reasonable access to the offices of each Group Company and obtain property, books and records, and any other financial, operating or business data or information that Ruipeng Management Members, Hillhouse, Boehringer Ingelheim or Tencent may reasonably request for from time to time, provided that any Group Company, acting in good faith, reserves the right to withhold any property, books and records, and any other financial, operating or business data or information if access to such property, books and records, and any other financial, operating or business data or information could adversely affect any of the Group Companies.

5. Liquidation

5.1 Liquidation Event.

In the event of a Liquidation Event, distributions to Members shall be made in a manner set out in Section 6.2 of the Shareholders Agreement and in accordance with the Applicable Laws and Section 5.2 of this Schedule A.

For the purpose of this Section 5:

(i) “Capital Increase Investors” means HCBN Investment Holdings, Ltd., HH Skyfield Holdings Inc. and CG Fund, and (1) for HCBN Investment Holdings, Ltd., with respect to all Class A Ordinary Shares held by HCBN Investment Holdings, Ltd. as of the date of Relevant Purchased Shares Closing Date; (2) for HH Skyfield Holdings Inc., only with respect to 1,338,880,000 Class A Ordinary Shares (out of 4,065,114,136 Class A Ordinary Shares) held by HH Skyfield Holdings Inc. as of the date of Relevant Purchased Shares Closing Date; and (3) for CG Fund, only with respect to 24,279,059 Class A Ordinary Shares (out of 307,486,028 Class A Ordinary Shares) held by CG Fund as of the date of Relevant Purchased Shares Closing Date (such number of Class A Ordinary Shares shall hereinafter referred to as “Capital Increase Investor Qualified Shares”). For the avoidance of doubt, the number of Capital Increase Investor Qualified Shares as of the date of Relevant Purchased Shares Closing Date of each Capital Increase Investor is set forth opposite the name of such Capital Increase Investor in Schedule VII of the Shareholders Agreement; and

(ii) “Other Investors” means Dachen Chuanglian, Dachen Chuangfeng, Beijing Yangguang, 惠每康承（天津）企业管理咨询合伙企业（有限合伙）(“Huimei”),天津高瓴诺远企业管理咨询合伙企业 (有限合伙), HH Skyfield Holdings Inc. and Gracious Rhythm, and (1) for each of the foregoing Other Investors (other than HH Skyfield Holdings Inc., Huimei and Gracious Rhythm), with respect to all Class A Ordinary Shares held by such Other Investor as of the date of Relevant Purchased Shares Closing Date; (2) for Huimei, only with respect to 100,000,000 Class A Ordinary Shares (out of 120,000,000 Class A Ordinary Shares) held by Huimei as of the date of Relevant Purchased Shares Closing Date; and (3) for HH Skyfield Holdings Inc., only with respect to 2,726,234,136 Class A Ordinary Shares (out of 4,065,114,136 Class A Ordinary Shares) held by HH Skyfield Holdings Inc. as of the date of Relevant Purchased Shares Closing Date; and (4) for Gracious Rhythm, only with respect to 307,486,028 Class A Ordinary Shares held by Gracious Rhythm as of the date of Relevant Purchased Shares Closing Date (such number of Class A Ordinary Shares shall hereinafter referred to as “Other Investor Qualified Shares”). For the avoidance of doubt, the number of Other Investor Qualified Shares as of the date of Relevant Purchased Shares Closing Date of each Other Investor is set forth opposite the name of such Other Investor in Schedule VIII of the Shareholders Agreement.

The Company warrants and represents, and each Capital Increase Investor and Other Investor severally but not jointly warrants and represents with respect to itself, to each other Member that Schedule VII and Schedule VIII of the Shareholders Agreement correctly and completely reflect the investment amount paid by each Capital Increase Investor and Other Investor to the Group.

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5.2 Distribution

In the event of a Liquidation Event, any and all proceeds and consideration resulting therefrom (or, in case of a Liquidation Event other than a Deemed Liquidation Event, all distributable funds and assets of the Group Companies) (“Distributable Assets”) shall be distributed to the Members in the following manner and order, subject to the claims that may be superior under the Applicable Laws:

(i) firstly, each holder of the Class B Ordinary Shares is entitled to receive an amount equal to one hundred and ten percent (110%) of the Class B Ordinary Share Issue Price plus all dividends declared but unpaid with respect thereto for each Class B Ordinary Share (including any Class B Ordinary Shares issuable under the CLASS B Warrants, assuming the full exercise of the CLASS B Warrants) then held by such holder (“Class B Ordinary Member Liquidation Preference Amount”); in the event that the Company has insufficient assets to permit payment of the Class B Ordinary Member Liquidation Preference Amount in full to all holders of the Class B Ordinary Shares, then the Distributable Assets shall be distributed ratably to the holders of the Class B Ordinary Shares in proportion to the Class B Ordinary Member Liquidation Preference Amount each such holder of Class B Ordinary Shares would otherwise be entitled to receive;

(ii) secondly, if there are any Distributable Assets remaining after the distribution of the Class B Ordinary Member Liquidation Preference Amount in full to the Class B Ordinary Members, each of the Capital Increase Investors shall be entitled to receive an amount equal to one hundred and ten percent (110%) of the amount of the “Capital Increase Amount Per Share” set forth opposite the name of such Capital Increase Investor in Schedule VII of the Shareholders Agreement per each Capital Increase Investor Qualified Share then outstanding and held by such Capital Increase Investor as of the date of distribution plus all dividends declared but unpaid with respect thereto (the “Capital Increase Liquidation Preference Amount”); in the event that after full payment of the Class B Ordinary Member Liquidation Preference Amount the Company has insufficient assets to permit payment of the Capital Increase Liquidation Preference Amount in full to all Capital Increase Investors, then the remaining Distributable Assets shall be distributed ratably to all Capital Increase Investors in proportion to the Capital Increase Liquidation Preference Amount each such Capital Increase Investor would otherwise be entitled to receive;

(iii) thirdly, if there are any Distributable Assets remaining after the distribution of the Capital Increase Liquidation Preference Amount to the Capital Increase Investors in full, each of the Other Investor shall be entitled to receive an amount equal to one hundred and ten percent (110%) of the amount of the “Target Assets Investment Amount Per Share” set forth opposite the name of such Other Investor in Schedule VIII of the Shareholders Agreement per each Other Investor Qualified Share then outstanding and held by such Other Investor as of the date of distribution plus all dividends declared but unpaid with respect thereto (the “Other Investor Liquidation Preference Amount”). If the remaining Distributable Assets after full payment of the Class B Ordinary Member Liquidation Preference Amount and the Capital Increase Liquidation Preference Amount is insufficient to pay such Other Investor Liquidation Preference Amount in full, then the remaining Distributable Assets shall be distributed ratably to all Other Investors in proportion to the Other Investor Liquidation Preference Amount each such Other Investor would otherwise be entitled to receive;

(iv) fourthly, if upon full payment of the Class B Ordinary Member Liquidation Preference Amount, the Capital Increase Liquidation Preference Amount and the Other Investor Liquidation Preference Amount, there are still remaining Distributable Assets available for distribution to the Members, the Company shall ensure that such Distributable Assets shall be distributed to the Members (for the avoidance of doubt, including Members who have received Class B Ordinary Member Liquidation Preference Amount, the Capital Increase Liquidation Preference Amount and/or the Other Investor Liquidation Preference Amount) on a pro rata basis based on the number of Shares held by each such Member at the time of such distribution.

The Company and all Members shall take or cause to be taken all actions and effective measures and do or cause to be done all things and execute all instruments necessary, proper or advisable in accordance with Applicable Laws to ensure that the Distributable Assets are distributed, in the most expeditious manner practicable, in accordance with the above-mentioned arrangement.

Schedule A -24

5.3 Compulsory Payment

In the event of a Deemed Liquidation Event, the consideration received from the purchaser(s) shall be paid to the Company (regardless of the means by which a purchaser or licensee obtains the relevant Equity Securities, Assets or Intellectual Property of the Group Companies or the surviving entities), and then the Company shall distribute such consideration in accordance with Section 5.2 of this Schedule A.

5.4 Distribution of Assets or Securities

The Company shall use its best efforts to make any distribution hereunder to the Members in cash. If the distribution in cash is not practical or feasible, distributions of securities or assets other than cash may be made subject to prior consent of the Member receiving such non-cash distribution. Distributions consisting of both cash and non-cash securities or assets shall be made to each Member receiving such distributions in the same proportions of cash and non-cash securities or assets (unless the relevant Member agrees to receive such distributions in a different proportion). In the case of non-cash distribution in connection with any Liquidation Event pursuant to Sections 5.2 and/or 5.3 of this Schedule A, the value of the assets to be distributed to the Members shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The holders of at least a majority of the outstanding Class B Ordinary Shares, or the holders of at least a majority of the Capital Increase Investor Qualified Shares, or the holders of at least a majority of the Other Investor Qualified Shares shall have the right to challenge any determination by the Board of the fair market value determined pursuant to this Section 5.4, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging Members, the cost of such appraisal to be borne by the Company.

Schedule A -25